NEUBERGER BERMAN INCOME FUNDS

TRUST CLASS
ADMINISTRATION AGREEMENT

SCHEDULE A

The Trust Class of the Series of Neuberger Berman Income Funds currently subject to this Agreement are as follows:

Neuberger Berman Short Duration Bond Fund

Date: October 31, 2011

NEUBERGER BERMAN INCOME FUNDS

ADMINISTRATION AGREEMENT
TRUST CLASS

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Income Funds Trust Class Administration Agreement shall be:

(1)
For the services provided to the Trust Class of a Series and its shareholders (including amounts paid to third parties), 0.50% per annum of the average daily net assets of the Trust Class of said Series; plus in each case

(2)
Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: July 1, 2017